UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 16, 2010

SAIC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33072	20-3562868
(Commission File Number)	(I.R.S. Employer Identification No.)

1710 SAIC Drive, McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 676-4300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Mr. Lawrence C. Nussdorf was elected as a director of SAIC, Inc., effective September 16, 2010, to fill a vacancy on the Board of Directors. He was also appointed as a member of the Audit Committee and the Finance Committee.

Mr. Nussdorf has been president and chief operating officer of Clark Enterprises, Inc., a privately held investment and real estate company, since 1998. He has managed that company’s day-to-day operations for more than 30 years, and is responsible for all aspects of its financial, investment and legal activities and directs its business strategies for growth and diversification.

We lease an office facility in Arlington, Virginia, from Quincy Street Station, LLC. The lease expires on December 31, 2018. Aggregate payments under the lease were approximately $5.6 million in our most recently completed fiscal year. Mr. Nussdorf indirectly owns less than 5% of Quincy Street Station LLC. Clark Enterprises, Inc. and A. James Clark (chairman of the board, CEO and majority owner of Clark Enterprises, Inc.), in the aggregate, directly own a majority interest in Quincy Street Station LLC. Mr. Nussdorf, president and chief operating officer of Clark Enterprises, Inc., owns less than a 10% interest in Clark Enterprises, Inc.

As a director, Mr. Nussdorf will be entitled to receive the standard remuneration provided to our non-management directors, including (i) an annual cash retainer of $50,000, (ii) fees of $2,000 for each meeting of the Board that he attends and for each meeting of any committee of which he is a member that he attends, and (iii) an annual grant of equity awards valued at approximately $150,000, two-thirds in the form of restricted stock and one-third in the form of stock options.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SAIC, INC.

Date: September 22, 2010	By:	/s/ VINCENT A. MAFFEO
Vincent A. Maffeo
	Its:	Executive Vice President and
General Counsel

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